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Exhibit 99.1

600 Komas Drive Salt Lake City, UT 84108 USA	NEWS RELEASE For Immediate Release

Evans & Sutherland Reports First Quarter 2004 Results

        SALT LAKE CITY, UTAH, April 22, 2004—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the first quarter ended April 2, 2004.

        Sales for the quarter were $17.8 million, down 21.2% from sales of $22.6 million for the first quarter of 2003. The first quarter of 2004 had a net loss of $3.0 million, or $0.29 per share, compared to a net loss of $24.3 million, or $2.32 per share for the first quarter of 2003.

Comments from James R. Oyler, President and Chief Executive Officer

        "The first quarter was as expected. After a profit in the fourth quarter of 2003 we had projected a loss in the first quarter of 2004 because of expected lower revenue compared to the prior quarter. The lower revenue was due to the delivery pattern of our backlog as well as the timing of new orders. Compared to the same quarter of last year, both operating expenses and the operating loss are significantly reduced.

        "During the quarter we received an important new order from the US Army for visual systems used in the Close Combat Tactical Trainer, which is a simulator for tanks and other ground warfare applications. Volume deliveries on this contract will begin in the second quarter.

        "Backlog decreased slightly in the quarter. However, our new products are performing very well, and we expect higher orders and revenue in the second and subsequent quarters, leading to profitability in the second half.

About Evans & Sutherland

        Evans & Sutherland produces professional hardware and software to create highly realistic visual images for simulation, training, engineering, and other applications throughout the world. E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters. Visit the E&S Web site at http://www.es.com.

        Statements in this press release which are not historical, including statements regarding E&S's or management's intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements that volume deliveries on the CCTT contract will begin in the second quarter, that new products are performing well, that we expect an increase in orders in the second quarter, that these orders will contribute to growing revenue thereafter, and that we expect sequential increases in revenue and profitability in the second half of 2004. It is important to note that E&S's actual results could differ materially from those in any such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S's SEC reports.

        E&S is a registered trademark of Evans & Sutherland Computer Corporation.

###

Contacts:

Contact:

Thomas Atchison
Chief Financial Officer
Evans & Sutherland
600 Komas Drive, Salt Lake City, UT 84108
801-588-1125
tatchiso@es.com

Media

Joan Mitchell
Public Relations Manager
801-588-1453
jmitchel@es.com

SUMMARY STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)
Unaudited

	Three Months Ended
	April 2, 2004	March 28, 2003
Sales	$17,790	$22,578
Cost of sales	10,908	14,998
Inventory impairment	—	14,566

Gross profit (loss)	6,882	(6,986)

Expenses:
Selling, general and administrative	6,086	7,257
Research and development	3,954	7,030
Restructuring charge (gain)	(491)	1,279
Impairment loss	—	1,151

Operating expenses	9,549	16,717

Gain on sale of assets	155	—

Operating loss	(2,512)	(23,703)
Other expense, net	(490)	(840)

Loss before income taxes	(3,002)	(24,543)
Income tax expense (benefit)	38	(268)

Net loss	$(3,040)	$(24,275)

Basic and diluted net loss per share	$(0.29)	$(2.32)

Number of shares used in net loss per share calculation	10,488	10,459

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
Unaudited

	April 2, 2004	Dec. 31, 2003
Assets
Cash and cash equivalents	$10,568	$10,479
Receivables, billed and unbilled	25,775	33,220
Inventories	14,852	15,973
Other assets	9,675	9,595
Net property, plant and equipment	23,179	24,115

Total assets	$84,049	$93,382

Liabilities and Stockholders' Equity
Accounts payable and accruals	$17,714	$20,972
Other liabilities	53,723	56,844
Stockholders' equity	12,612	15,566

Total liabilities and stockholders' equity	$84,049	$93,382

BACKLOG

(In thousands)
Unaudited

April 2, 2004	Dec. 31, 2003
$63,578	$64,684

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Evans & Sutherland Reports First Quarter 2004 Results